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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Gaylord Entertainment Corporation on Form S-4, of our report dated March 19, 2003 (except for Note 13, for which the date is September 17, 2003), relating to the consolidated financial statements of ResortQuest International, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes three explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications and also includes an explanatory paragraph referring to ResortQuest International, Inc. changing its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-K of ResortQuest International, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Amendment No. 1 to the Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Memphis, Tennessee

October 8, 2003